Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Borderfree, Inc. of our report dated February 18, 2014, except for the effects of the reverse stock split discussed in Note 11 to the consolidated financial statements as to which the date is March 10, 2014, relating to the financial statements and financial statement schedule of Borderfree, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 10, 2014